Columbia Funds Needs Your Help

Please cast your vote and return your proxy ballot.

        In early June 2002, a proxy statement will mail to all shareholders of Columbia Funds asking approval on four proposals:

        1.    Elect five directors to the Funds' Board of Directors,

        2.    Amend the Funds' Articles of Incorporation to, among other things, allow for more than one share class,

        3.    Update and amend a number of the investment restrictions for the Columbia Funds, and

        4.    Ratify the selection of PricewaterhouseCoopers LLP as the independent accountant for each of the Funds.

Why you should vote

        As a shareowner of the Funds, it is important that you are represented in the process of electing new Board members, since they are elected to represent your best interests. It is also critical that you have an opportunity to vote on proposed changes in the Funds' Articles of Incorporation or changes to the Funds' investment restrictions. Lastly, as many shareholders as possible should be represented in the voting process.

How shareholders are affected

        Shareholder approval of the proposal to amend the Articles of Incorporation would give the Board of Columbia Funds the opportunity to offer varying share classes and expense structures. Because the mutual fund market environment has changed dramatically over the last several years, it has become necessary for many fund companies to create a multiple share class structure in order to reach more investors and to remain competitive with other fund companies. If the Board were to approve a multiple class structure, the shares held by current shareholders would not be affected, and those shareholders would continue to be able to purchase Columbia Funds on a no-load basis.

        Shareholder approval of the proposal to amend a number of the Funds' investment restrictions would give Columbia portfolio managers greater flexibility to manage the Funds' investments. In addition, shareholder approval of this proposal would give the Funds' Boards of Directors the ability to approve future changes in the Funds' investment restrictions without having to conduct additional proxy solicitations. This would improve the Funds' ability to respond quickly to industry and market changes.

        Lastly, and perhaps most importantly, the investment restrictions for some Columbia Funds have not been updated for a decade or more. With ongoing changes in both the securities laws and the investment environment, many of the Funds' investment restrictions have become out of date, hindering their ability to remain competitive with similar funds having more current investment restrictions.

Please return your ballot

        Of course, none of these enhancements can be realized without shareholder approval, so please cast your votes and return your ballot as soon as possible. Regardless of whether you vote for or against any of the proposals, it is important that your vote be tallied. If you have any questions about the proxy you receive, how to vote, or the proposals under consideration, please do not hesitate to contact us toll free at 1-800-547-1707.

Thank you for taking the time to vote your shares.

COLUMBIA FUNDS

COLUMBIA FINANCIAL CENTER	1301 SW Fifth Avenue • Portland, OR 97201 1-800-547-1707 • www.columbiafunds.com

        This brochure must be preceded or accompanied by a prospectus. Please read it carefully before investing or sending money. PFPC Distributors, Inc., distributor.

    •    Not FDIC Insured    •    No Bank Guarantee    •    May Lose Value

Columbia Funds Needs Your Help
        In early June, an important proxy statement is mailing to all shareholders of Columbia Funds. The proxy asks approval on four proposals, including election of new board members and modifications to certain Fund investment restrictions. Your vote counts! Please make sure to cast your ballot. For more information on the proposals, visit www.columbiafunds.com.

COLUMBIA FUNDS MANAGEMENT COMPANY
1300 S.W. Sixth Avenue
Portland, Oregon 97201

June 4, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Transmitted herewith through the EDGAR system is additional proxy solicitation material for use in connection with the Special Meeting of Shareholders of the Columbia Family of Funds to be held on July 31, 2002. This additional proxy solicitation material will be mailed to shareholders with their monthly and confirmation statements.

        If you have any questions or comments regarding this filing, please contact me at (503) 795-6397.

Sincerely,
MARK A. WENTZIEN
Mark. A. Wentzien Vice President—Legal